EXHIBIT 23.5

            [Letterhead of Jaynes, Reitmeier, Boyd & Therrell, P.C.]


                       CONSENT OF INDEPENDENT ACCOUNTANTS

KXII Broadcasters, Inc.
KXII Television, Ltd.

We consent to the reference to our firm under the caption "Experts" and to the use of our report with respect to the combined financial statements of KXII Broadcasters, Inc. and KXII Television, Ltd. dated April 9, 1999, except with respect to Notes 10 and 11, which are as of April 19, 1999 included in the Registration Statement (Form S-3), and related Prospectus of Gray Communications Systems, Inc. for the registration of 2,262,608 shares of its class B common stock.


                            /s/ Jaynes, Reitmeier, Boyd & Therrell, P.C.


Waco, Texas
October 21, 1999